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As filed with the Securities and Exchange Commission on November 12, 2003

File No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

EQUIFAX INC.
(Exact name of registrant as specified in its charter)

Georgia (State or other jurisdiction of incorporation or organization)	58-0401110 (I.R.S. Employer Identification No.)

1550 Peachtree Street, N.W.
Atlanta, Georgia 30309
(404) 885-8000
(Address, including zip code, and telephone number,
including area code, of registrant's principal executive offices)

Equifax Director and Executive Stock Deferral Plan

(Full Title of the Plan)

Kent E. Mast
Corporate Vice President and General Counsel
1550 Peachtree Street, N.W.
Atlanta, Georgia 30309
(404) 885-8000
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Deferred Compensation Obligations (1)	$24,250,000	$24,250,000 (4)	$1,961.83

Common Stock, $1.25 par value (2)	1,000,000 (3)	$24,250,000 (4)	$1,961.83

(1)
The Deferred Compensation Obligations are unsecured obligations of Equifax Inc. to pay deferred compensation in accordance with the terms of the Director and Executive Stock Deferral Plan.

(2)
There are also being registered hereunder an equal number of rights to purchase shares of Common Stock which are currently attached to and transferable only with shares of Common Stock registered hereby. Pursuant to Rule 416(c), this Registration Statement shall be deemed to cover any additional securities to be offered or issued from stock splits, stock dividends, reclassifications of stock, corporate transactions or similar transactions.

(3)
The number of shares of Common Stock registered is the estimated maximum number of shares of Common Stock of Equifax Inc. issuable during the operation of the Director and Executive Stock Deferral Program.

(4)
Determined in accordance with Rule 457(c) under the Securities Act of 1933, based on $24.25, the average of the high and low prices on the New York Stock Exchange on November 6, 2003.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. Incorporation of Documents by Reference

        The Company hereby incorporates by reference in this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the "SEC"):

  (1)
  The Company's Annual Report on Form 10-K for the Year Ended December 31, 2002, filed on March 28, 2003.

  (2)
  All other reports filed with the Commission pursuant to Section 13(a) or 15(d) of the Securities Exchange Act since the end of the fiscal year covered by the Company's Annual Report on Form 10-K for the year ended December 31, 2002.

  (3)
  The description of the Company's common stock, in the Company's registration statements on Form 10, dated December 31, 1964, including any amendment or report filed for the purpose of updating such description.

  (4)
  All other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act prior to filing of a post-effective amendment which indicates that all securities offered pursuant to this Registration Statement have been sold or which deregisters all securities that remain unsold.

        Any statement in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. Description of Securities

        The deferred compensation obligations of the Company registered hereunder (the "Obligations") are unsecured general obligations of the Company to pay deferred compensation in the form of common stock of the Company (the "Common Stock") in accordance with the terms and conditions of the Director and Executive Stock Deferral Plan (the "Plan"). The following discussion of the Plan is not a complete Equifax description of the Plan and is qualified in its entirety by the full text of the Plan. The filing of this Registration Statement on Form S-8 is not, and should not be construed as, an admission that the Obligations constitute securities as defined by any applicable federal, state or local law, or that registration of the Obligations is required under any such law.

        The Plan is a nonqualified deferred compensation plan for eligible directors and members of management (the "Participants") of the Company and its subsidiaries and affiliates. Under the Plan, the Company will provide all Participants with the opportunity to defer receipt of (1) restricted stock or (2) gains realized from the exercise of Non-Qualified stock options that were granted under one of the stock incentive plans of the Company (collectively referred herein as "stock awards"). A Participant's right to the Obligations cannot be transferred, assigned, pledged or encumbered. Each participant may designate a beneficiary to receive benefits under the terms of the Plan upon the Participant's death.

        Amounts deferred pursuant to the Plan (whether restricted stock or stock option gains) are credited to deferred compensation accounts maintained on behalf of each Participant as deferred stock. Participants will not have voting rights or dividend rights with respect to the deferred stock until the distribution of Common Stock under the Plan. Participants must make an election to defer stock awards six months prior to the vesting date of restricted stock or the exercise of stock options.

        When Participants enroll in the Plan, they elect how the deferred stock credited to their account will be paid. Payments will generally become due upon retirement, death, or other termination of employment in accordance with the terms of the Plan and paid either in a lump sum or in annual installments over a period of up to 15 years. All payments from the Plan will be made in shares of Common Stock. The Common Stock distributed by the Plan may be purchased in the open market, acquired from the Company or transferred from a trust established by the Company. The Company may establish a rabbi trust to assist with payments in certain circumstances including to purchase shares of Common Stock on the open market. Amounts held in any such rabbi trust may only be used to satisfy Obligations or to satisfy claims of the Company's general creditors.

        The Company has reserved the right to amend the Plan at any time, except that no such amendment shall adversely affect the right of each Participant to the amounts credited to his or her deferred compensation account as of the date of the amendment.

ITEM 5. Interests of Named Experts and Counsel

        Not applicable.

ITEM 6. Indemnification of Directors and Officers

        The Georgia Business Corporation Code permits, and the Company's bylaws require, the Company to indemnify any person who was or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (which could include actions, suits or proceedings under the Securities Act of 1933), whether civil, criminal, administrative, or investigative (other than an action brought by or on behalf of the Company) by reason of the fact that such person is or was a director or officer of the Company or is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust, or other enterprise, against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in a manner he reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding if such person acted in a manner he reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. With regard to actions or suits by or in the right of the Company, indemnification is limited to reasonable expenses incurred in connection with the proceeding and generally is not available in connection with such a proceeding in which such person was adjudged liable to the Company.

        In addition, the Company carries insurance on behalf of directors and officers that may cover liabilities under the Securities Act of 1933.

ITEM 7. Exemption from Registration Claimed

        Not Applicable.

ITEM 8. Exhibits

        The exhibits included as part of this Registration Statement are as follows:

Exhibit No.	Description
4	Equifax Director and Executive Stock Deferral Plan
5	Opinion of Kilpatrick Stockton LLP
23.1	Consent of Kilpatrick Stockton LLP (included in Exhibit 5)
23.2	Consent of Ernst & Young LLP
23.3	Statement Pursuant to Rule 437a of the Securities Act of 1933 Regarding Absence of the Consent of Arthur Andersen LLP
24	Powers of Attorney (included in the signature page hereto)

ITEM 9. Undertakings

        (a)   The undersigned registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement, to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b)   The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on November 11, 2003.

EQUIFAX INC.
By:	/s/ KENT E. MAST Kent E. Mast Corporate Vice President and General Counsel

POWER OF ATTORNEY

        Each person whose signature appears below in so signing also makes, constitutes, and appoints Kent E. Mast and Donald T. Heroman, and either of them, as his or her true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8 and to cause the same to be filed, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby granting to said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing whatsoever requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all acts and things that said attorneys-in-fact and agents, or either of them or their substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on November 11, 2003, by the following persons in the capacities indicated.

Signature	Position

/s/ THOMAS F. CHAPMAN Thomas F. Chapman	Chairman of the Board, Chief Executive Officer, and Director (Principal Executive Officer)
/s/ DONALD T. HEROMAN Donald T. Heroman	Corporate Vice President and Chief Financial Officer (Principal Financial Officer)
/s/ DAVID GUNTER David Gunter	Vice President and Corporate Controller
[signatures continued on following page]

[signatures continued from previous page]
/s/ LEE A. AULT, III Lee A. Ault, III	Director
/s/ JOHN L. CLENDENIN John L. Clendenin	Director
/s/ JAMES E. COPELAND, JR. James E. Copeland, Jr.	Director
/s/ A.W. DAHLBERG A.W. Dahlberg	Director
/s/ L. PHILLIP HUMANN L. Phillip Humann	Director
/s/ LARRY L. PRINCE Larry L. Prince	Director
/s/ D. RAYMOND RIDDLE D. Raymond Riddle	Director
/s/ LOUIS W. SULLIVAN, M.D. Louis W. Sullivan, M.D.	Director
/s/ JACQUELYN M. WARD Jacquelyn M. Ward	Director

EXHIBIT INDEX

Exhibit No.	Description
4	Equifax Director and Executive Stock Deferral Plan
5	Opinion of Kilpatrick Stockton LLP
23.1	Consent of Kilpatrick Stockton LLP (included in Exhibit 5)
23.2	Consent of Ernst & Young LLP
23.3	Statement Pursuant to Rule 437a of the Securities Act of 1933 Regarding Absence of the Consent of Arthur Andersen LLP:
24	Powers of Attorney (included in the signature page hereto).

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PART II
POWER OF ATTORNEY
SIGNATURES
EXHIBIT INDEX